                                                               EXHIBIT 13(d)(2)
                                                               of Schedule 13E-3

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 10-K

               Annual Report Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     [Fee Required]

     For the Fiscal year ended  DECEMBER 31, 1996

                                      or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     [Fee Required]

 For the transition period from____________  to_________________

 Commission file number     0-12047
                        --------------

                       UNITED OKLAHOMA BANKSHARES, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

             Oklahoma                                73-0969432
-----------------------------------------    --------------------------
 (State or other jurisdiction of                 (I.R.S. Employer
  incorporation or organization)                 Identification No.)

          4600 S.E. 29th Street
          Del City, Oklahoma                            73115
-----------------------------------------    --------------------------
 (Address of principal executive offices)             (Zip Code)

 Registrant's telephone number, including area code (405)  677-8711
                                                    ------------------

      Securities registered pursuant to Section 12(b) of the Act:  None

          Securities registered pursuant to Section 12(g) of the Act:
                           Common stock,$1 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.      [X] Yes     No [  ]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

  As of March 4,1997, based on the reported average bid and asked prices, the aggregate market value of the common stock held by non-affiliates of the registrant was approximately $1,975,000.

  As of March 4, 1997, 2,532,237 shares of the registrant's common stock, par value $1.00 per share, were outstanding.

  NOTE:  See pages  48-51  for Form 10-K Cross Reference Index

  BUSINESS

  United Oklahoma Bankshares, Inc. (the "Company") is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. The principal business of the Company is the ownership and supervision of United Bank ("UB"), Del City, Oklahoma. As of December 31, 1996, the Company and its subsidiaries had 50 full time equivalent employees. UB is a state chartered banking association whose deposits are insured pursuant to the Federal Deposit Insurance Act. UB, which operates primarily in Oklahoma, competes with other financial institutions in its trade area in providing a full range of traditional banking and related financial services to the commercial, consumer, energy, real estate and financial sectors. UB operates two wholly owned subsidiaries, United Del City Tower, Inc. ("UDCT") and 4600 Corporation.

  UDCT owns and manages United Del City Tower of which the first and part of the second floors are occupied by UB. The facility is approximately 98% occupied at year end. 4600 Corporation was formed to sell assets on which UB foreclosed.

  In 1991, the Company borrowed the sum of $1,400,000 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company at that time. The note was collateralized by 100% of the stock of UB. The note was paid in full as of December 31, 1994.

  PROPERTIES

  The Company's corporate headquarters are located in United Del City Tower at 4600 S.E. 29th Street, Del City, Oklahoma. This facility is located on approximately 8 acres and comprises approximately 77,000 square feet of usable space. The Tower houses the main banking functions and the Company's executive offices. UB occupies 25% of the building and approximately 73% is leased to various tenants. In 1993, UB completed construction of a new drive-in facility attached to the United Del City Tower. UB also sold its previous drive-in facility during 1993.

  LEGAL PROCEEDINGS

  The Company and its subsidiaries are not defendants in any material legal proceedings.

  COMMON STOCK

  On January 30, 1995, certain shareholders of the Company entered into a Stock Purchase Agreement with Ameribank Corporation ("Ameribank"). The shareholders collectively agreed to sell all their common stock in the Company and their 9% cumulative, non-voting preferred stock in the Company. The shareholders collectively owned approximately 27.7% of all the issued and outstanding shares of common stock and 63.9% of the issued and outstanding preferred stock of the Company. The Stock Purchase Agreement was closed and the shares transferred on May 16, 1995. In July, Ameribank made an offer to purchase stock and acquired an additional 5.7% of the preferred stock.

  On November 3, 1995, Ameribank made a tender offer to the common stock shareholders of the Company. After the purchase of shares through the tender offer, Ameribank owned an additional 23.2% of the common stock of the Company. Ameribank has continued to purchase common stock and preferred stock in private transactions and presently owns a total of 1,559,498 shares of common stock and 129,016 of preferred stock representing approximately 61.58% of the outstanding shares of common stock and 88.85% of the outstanding preferred stock, respectively.

There is a proposed merger between the Company and Ameribank subject to approval by regulatory authorities. The Merger Agreement provides that, subject to the approval of the Merger Agreement by the Shareholders of the Company and satisfaction of other conditions, the Company will be merged into Ameribank, with Ameribank being the surviving corporation.

DISCLAIMER

This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

SELECTED FINANCIAL DATA
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

The Selected Financial Data which follows should be read in conjunction with the consolidated financial statements (including the notes thereto) of the Company and its subsidiaries appearing elsewhere herein.

                                                        YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------
                                          1996        1995       1994         1993         1992
                                       --------------------------------------------------------
                                               (In thousands except per share amounts)
Summary of Income:
  Interest income ..................   $  6,454       6,015       5,160       5,235       5,460
  Interest expense .................     (2,428)     (2,569)     (1,801)     (1,847)     (2,299)
  Provision for loan losses ........       (511)       (279)        (90)       (236)       (128)
  Non-interest income ..............      1,111       1,016       1,030         837         795
  Non-interest expense .............     (3,300)     (3,155)     (3,206)     (3,068)     (2,735)
  Income before income
  taxes and cumulative effect
  of change in accounting
  principle ........................      1,326       1,028       1,093         921       1,093
  Income tax expense ...............       (391)       (253)       (264)       (266)       (445)
  Cumulative effect of change
  in accounting principle ..........       --          --          --           116        --
  Net income .......................   $    935         775         829         771         648

Per share data:
  Income before cumulative
  effect of change in accounting
  principle ........................   $   0.21        0.15        0.17        0.10        0.10
  Cumulative effect of change
  in accounting principle ..........       --          --          --          0.04        --
  Net income .......................   $   0.21        0.15        0.17        0.14        0.10

  Average outstanding common
  shares ...........................      2,532       2,532       2,616       2,644       2,644

Period end balances:
  Cash and due from banks ..........   $  3,070       2,584       2,440       1,907       3,270
  Federal funds sold ...............       --         6,300        --           460       1,560
  Investment securities ............     25,720      28,800      30,588      29,794      33,352
  Loans, net of unearned discount
  and allowance for loan losses ....     50,273      43,604      41,401      36,509      33,804
  Total assets .....................     84,051      86,071      79,720      74,564      78,556
  Deposits .........................     73,120      76,270      69,647      66,094      70,302
  Long-term debt ...................       --          --          --           450         900
  Stockholders' equity .............      8,823       7,823       6,949       6,289       5,518

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations, financial condition, liquidity and capital resources (including its subsidiary bank, UB, and its non-bank subsidiaries, UDCT and 4600 Corporation). Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements (including the notes thereto) and Selected Financial Data appearing elsewhere in this annual report.


RESULTS OF OPERATIONS


General. Net income totaled $.9 million in 1996, compared to $.8 million in 1995 and in 1994. Earnings per share were $.21 in 1996, compared to $.15 per share in 1995 and $.17 per share in 1994. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the operations.

Net Interest Income. Net interest income, the difference between gross interest and fees on earning assets (primarily loans and investments) and interest paid on deposits and borrowed funds necessary to support such assets, is a major component of a financial institution's earnings.

Net interest income aggregated $4,026,000 and $3,446,000 in 1996 and 1995, respectively, an increase of $580,000. Net interest income increased $87,000 between 1995 and 1994.

From 1995 to 1996, the volume of average earning assets increased $3.5 million, while average interest bearing liabilities decreased $.4 million. The yield on average earning assets increased 20 basis points from 1995 to 1996, while the rate paid on average interest bearing liabilities decreased 21 basis points during the same time period resulting in a increase in the spread between the yield on earning assets and rate paid on interest bearing liabilities of 41 basis points. As a result of the increase in the rate earned on interest earning assets and a decrease in the rate paid on interest bearing liabilities, net interest margin increased 53 basis points from 4.59% in 1995 to 5.12% in 1996.

From 1994 to 1995, the volume of average earning assets increased $4.4 million, while average interest bearing liabilities increased $2.2 million. The yield on average earning assets decreased 71 basis points from 1994 to 1995, while the rate paid on average interest bearing liabilities increased 119 basis points during the same time period resulting in a decrease in the spread between the yield on earning assets and rate paid on interest bearing liabilities of 48 basis points. As a result of the increase in the rate earned on interest bearing assets and the increase in the 4 rate paid on interest bearing liabilities, net interest margin decreased 16 basis points from 4.75% in 1994 to 4.59% in 1995.

As management deems necessary and to the extent it has the flexibility, it will alter the volume and mix of earning assets and supporting liabilities so as to obtain optimal interest margins while maintaining sufficient liquid resources.

The following table illustrates volume and yield/rate variances on an actual basis (versus a taxable equivalent basis) for the years indicated. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

                                  YEAR ENDED DECEMBER 31,  Year ended December 31,
                                   1996 CoMPARED TO 1995   1995 Compared to 1994
                                   ---------------------------------------------
                                      INCREASE/DECREASE      Increase/Decrease
                                      DUE TO CHANGE IN:      Due to Change in:
                                   ---------------------------------------------
                                            YIELD/                 Yield/
                                    VOLUME   RATE    NET   Volume   Rate    Net
                                   ---------------------------------------------
EARNING ASSETS:
  Investment securities..........  $(148)    (23)   (171)    (87)     96       9
  Federal funds sold ............     (5)    (16)    (21)     72      44     116
  Loans net of unearned
    discounts ...................    607      24     631     398     332     730

                                   -----   -----   -----    ----    ----    ----
    Total interest income .......    454     (15)    439     383     472     855
                                   -----   -----   -----    ----    ----    ----

INTEREST BEARING LIABILITIES:
  Interest bearing deposits .....    (13)   (124)   (137)     75     698     773
  Short-term borrowings .........     (6)      2      (4)      1    --         1
  Long-term debt ................   --      --      --        (3)     (3)     (6)
                                   -----   -----   -----    ----    ----    ----
    Total interest expense ......    (19)   (122)   (141)     73     695     768
                                   -----   -----   -----    ----    ----    ----

Net interest income..............  $ 473     107     580     310    (223)     87
                                   =====   =====   =====    ====    ====    ====

RISK ELEMENTS OF EARNING ASSETS. Risk elements of the Company's earning assets are evidenced, in part, by non-performing loans consisting of loans contractually past due 90 days or more, loans placed on non-accrual status and other real estate which has been acquired in full or partial settlement of defaulted loans. Non- performing assets are carried by the Company at estimated net realizable value and known losses of principal have been charged off.

At December 31, 1996, non-performing loans totaled $87,000. Non- performing loans as a percentage of all loans outstanding were .17% at December 31, 1996. The majority of non-performing loans are secured. The following table sets forth such loans and other real estate at the dates indicated:

                                              Years ended December 31,
                                             --------------------------
                                              1996      1995      1994
                                             --------------------------
                                                (Dollars in thousands)
Non-accrual loans ........................   $   87       184       178

Other real estate ........................       47        63       180
                                             ------    ------    ------

  Total non-performing asset .............   $  134       247       358
                                             ======    ======    ======

Non-performing loans to total loans ......      .17%      .42%      .43%

Under the Company's lending policies, all commercial loans are reviewed and graded according to their perceived credit risk (borrower's financial strength; value and type of collateral; borrower's performance, etc.). Based on this grading system, credits requiring special attention are placed on special monitoring for the attention of management and the Board of Directors. Management, through this special monitoring system, in conjunction with past loan loss experience, current and perceived future economic conditions and other factors, determines the level at which the allowance for loan losses should be maintained to adequately cover the loan portfolio risk.

Non-accrual status loans are identified through the special monitoring system and periodic review of past due loans by officers and management. When doubt exists as to the ultimate collectibility of interest or principal, such loans are placed on non-accrual status. When a loan is placed on non-accrual status, interest previously accrued but uncollected on such loans is reversed and charged against current income. Subsequent payments collected on such loans are credited to loan principal if, in the opinion of management, full collectibility of principal is doubtful; otherwise, the payment is credited to income and principal according to the loan terms.

Loans on which interest had ceased to be accrued approximated $87,000, $184,000 and $178,000 at December 31, 1996, 1995 and 1994, respectively. No interest was recognized on these loans in 1996. Approximately $6,000 was recognized on these loans in 1995 and in 1994. Had the accrual status of these loans been normal, approximately $19,000, $21,000 and $47,000 of additional interest would have been earned in 1996, 1995 and 1994, respectively. None of these loans are restructured troubled debt.

Internally classified assets of UB, which approximate the same as classifications by regulatory authorities and includes other real estate, increased from $310,000 at December 31, 1995 to $1,015,000 at December 31, 1996, an increase of $705,000.

At December 31, 1996, the Company had approximately $849,000 of loans for which payments were contractually past due less than 90 days, and the borrowers were experiencing financial difficulties. These loans are included in the special monitoring loans which are subject to management's attention and review.

ALLOWANCE AND PROVISION FOR LOAN LOSSES. The allowance for loan losses totaled $908,000, $538,000 and $559,000 at December 31, 1996, 1995 and 1994,
respectively. The provision charged to expense amounted to $511,000 in 1996 compared to $279,000 and $90,000 in 1995 and 1994, respectively. Net losses (recoveries) on loans were approximately $141,000 in 1996, compared to $300,000 in 1995 and $(32,000) in 1994. The amount of provision charged to expense is based on the current level of net loan losses, perceived economic conditions, changes in the size and character of the loan portfolio, and management's assessment of the loan portfolio's inherent risk in relation to the allowance for loan losses (see Note 5 to Consolidated Financial Statements).

The allowance for loan losses as a percentage of total loans was 1.77%, 1.22% and 1.33% at December 31, 1996, 1995 and 1994, respectively.

NON-INTEREST INCOME.

                                            Years ended December 31,
                                            ------------------------
                                             1996     1995     1994
                                            ------------------------
                                                (In thousands)
Service charges on deposits .............   $  815      790      748
Other service charges and fees, net .....      296      226      178
Securities gains ........................     --       --        104
                                            ------   ------   ------

  Total .................................   $1,111    1,016    1,030
                                            ======   ======   ======

NON-INTEREST EXPENSE.  Non-interest  expense  amounted  to   $3.3
million  in 1996, and 3.2 million in 1995 and in 1994.
Salaries and employee benefits continue to represent a large portion of non-interest expense.

Net costs and write downs associated with other real estate owned approximated $2,000, $(15,000) and $92,000 in 1996, 1995 and 1994, respectively, and represent amounts provided for decreases in the market value of the properties, net gains and losses on sales of the properties, and net expenses incurred for the maintenance of the properties.

                                      Years ended December 31,
                                     -------------------------
                                      1996     1995      1994
                                     -------------------------
                                          (In thousands)
Salaries and employee benefits ...   $2,065    1,911     1,739
Occupancy expense, net ...........      256      250       271
Other real estate owned, net .....        2      (15)       92
Other ............................      977    1,009     1,104
                                     ------   ------    ------

  Total ..........................   $3,300    3,155     3,206
                                     ======   ======    ======

LIQUIDITY

Liquidity is defined as a company's ability to meet maturing obligations and existing commitments and withstand fluctuations in funding needs, while also maintaining sufficient levels of highly liquid assets. Liquidity ultimately depends on profitability, asset quality and mix, asset and liability maturities and repriceability, and borrowing ability.

The asset side of the balance sheet provides liquidity through regular amortization and maturities of loans, maturities of investment securities and money market instruments, maturities of deposits in other banks, and other assets available for sale. Deposit growth, diversification of liability products and access to other funding sources provide liquidity from the liability side. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity.

INDEBTEDNESS

In 1991, the Company borrowed the sum of $1,400,000 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company at that time. The note was collateralized by 100% of the stock of UB. The note was paid in full as of December 31, 1994.

PREFERRED STOCK

The Company has $4.4 million of preferred stock outstanding with 9% cumulative dividends in arrears since October 1, 1985. Cumulative unpaid dividends in arrears at December 31, 1996 approximated $4,410,450.

RATE SENSITIVITY

Both liquidity and net interest margin are significantly affected by the sensitivity that assets and liabilities have to changes in market interest rates, levels of earning assets and funding mixes, the direction of interest rate movements, the velocity at which changes occur and the absolute level of interest rates. Interest rate risk can arise when an investment's interest rate level changes, or its cash flows occur, in time periods that are different from those of supporting funding sources.

The following table depicts the Company's rate sensitivity position, based on next repricing date, at December 31, 1996.

                                                             Sensitivity Period
                                           --------------------------------------------------
                                            0-30     31-90      91-180     181-365      Over
                                            Days      Days       Days        Days      1 Year
                                           --------------------------------------------------
                                                                 (In thousands)
Rate sensitive assets:
  Investment securities(1) .............   $ 7,319        40        395      4,196     13,759
  Loans ................................    21,033     2,929      1,074      2,970     23,086
                                           -------   -------    -------    -------    -------
  Total rate sensitive assets ..........    28,352     2,969      1,469      7,166     36,845
                                           -------   -------    -------    -------    -------

Rate sensitive liabilities:
  Savings and interest bearing
     deposits ..........................    14,923      --         --         --       14,924
  Time deposits ........................     7,066     6,771      6,121      5,443      2,258
                                           -------   -------    -------    -------    -------
    Total rate sensitive
       liabilities .....................    21,989     6,771      6,121      5,443     17,182
                                           -------   -------    -------    -------    -------

Period sensitivity gap .................   $ 6,363    (3,802)    (4,652)     1,723     19,663
                                           =======   =======    =======    =======    =======

Cumulative sensitivity gap .............   $ 6,363     2,561     (2,091)      (368)    19,295
                                           =======   =======    =======    =======    =======

(1) The amortized cost is used for investment securities.

The Company includes only rate sensitive assets and liabilities in its sensitivity analysis.

CAPITAL RESOURCES

Capital provides a base for expansion of the asset portion of the balance sheet, which in turn provides the opportunity for increased profitability. Capital adequacy depends on such factors as quality and diversification of assets, current and historical earnings and liquidity. Primary capital of the Company consists of funds which are permanently committed to the Company, including: common stock, preferred stock, additional paid-in capital, retained earnings, and allowance for loan losses. For regulatory purposes primary capital is reduced by amounts representing intangible assets. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's capital resources. Following are the Company's and UB's primary and equity capital to assets ratios for December 31, 1996 and 1995, respectively:

                                                              1996         1995
                                                             -------     -------
Company's primary capital to assets ratio                     11.28%      10.13%
Company's equity capital to assets ratio                      10.34        9.54

UB's primary capital to assets ratio                          11.28%      10.07%
UB's equity capital to assets ratio                           10.34        9.48

During 1989, regulatory agencies approved regulations to implement a risk-based capital framework that makes capital requirements more sensitive to the risk profiles of individual banking companies. These regulations define capital as either core capital (Tier 1) or supplementary capital (Tier 2). Core capital consists primarily of common stockholders' equity, while supplementary capital is comprised of preferred stock, certain debt instruments, and a portion of the allowance for loan losses.

The required core capital is 4.00% and total risk-based capital is 8.00%. Because the Company has assets of less than $150 million, its capital requirements are computed on a bank-only basis. UB's core and total risk-based capital exceed regulatory guidelines at December 31, 1996 and 1995.


                                                         1996            1995
                                                        -------         -------
Tier 1 capital (core)                                    14.59%          14.29%
Tier 2 capital (total risk-based)                        16.09           15.28

EFFECT OF INFLATION

The financial statements and related data presented in this report have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time. Changing prices, particularly during periods of high inflation rates, can have a significant impact on industries and business enterprises taken as a whole. However, the impact of inflation on financial institutions differs significantly from that of industrial or commercial companies. This is due to the fact that a major portion of a bank's balance sheet is comprised of monetary assets and liabilities versus a basically non-monetary balance sheet associated with industrial concerns. Even though inflation doesn't generally have a material impact on banks it can indirectly affect the interest rates and the underlying value of assets collateralizing certain earning assets, as well as non-interest income and expense categories. How well a bank is positioned to respond to changing interest rates and collateral values can only be assessed by an analysis of its asset and liability structure. Therefore, attention is directed to the rate sensitivity schedule, the maturity distribution of loans and securities, the loan concentrations data and the rate and volume variances analysis found elsewhere in this report.

REGULATORY MATTERS

The Company was operating under a written agreement with the Federal Reserve Bank until March, 1994, at which time the agreement was terminated and the Company was released from the restrictions under the agreement.

ACCOUNTING STANDARDS NOT YET ADOPTED

Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for the Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued on June 28, 1996, and is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assts and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. This statement requires that a liability not be recognized if and only if either the debtor pays the creditor and is relieved of its obligation for the liability or the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. This statement also requires that after the securitization of a mortgage loan held for sale, the mortgage-backed security shall be classified as a trading security. The impact of adopting this statement is reported prospectively and is not expected to have a material impact on the consolidated financial statements.

In December 1996, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued. The statement delays for one year the effective date for paragraph 15 of SFAS No. 125 for all transfers of financial assets and for paragraphs 9 through 12 and 237 (b) for repurchase agreements, dollar-rolls, securities lending, and similar transactions.

SFAS No. 128, "Earnings per share" was issued March 3, 1997. The statement simplifies the current standards in the United States for computing earnings per share (EPS) and makes them compatible with international standards. It applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997.

SFAS No. 129, "Disclosures of Information about Capital Structure" was issued March 3, 1997. The statement consolidates existing disclosure requirements for ease of retrieval. The new statement contains no change in disclosure requirements for companies that were subject to the previously existing requirements. It applies to all entities and is effective for financial statements issued for periods ending after December 15, 1997.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                           YEARS ENDED DECEMBER 31,
                                                           1996      1995       1994
                                                         -------   -------    -------
                                                        (IN THOUSANDS EXCEPT PER SHARE
                                                                   AMOUNTS)
Interest income:
  Interest and fees on loans..........................   $ 4,732     4,101      3,371
  Interest on federal funds sold .....................       155       176         60
  Interest on investment securities
    Taxable ..........................................     1,148     1,309      1,331
    Nontaxable .......................................       419       429        398
                                                         -------   -------    -------
      Total interest income ..........................     6,454     6,015      5,160
                                                         -------   -------    -------

Interest expense:
  Interest on deposits (Note 7) ......................     2,427     2,564      1,791
  Interest on short-term borrowings ..................         1         5          4
  Interest on long-term debt .........................      --        --            6
                                                         -------   -------    -------
      Total interest expense .........................     2,428     2,569      1,801
                                                         -------   -------    -------

      Net interest income ............................     4,026     3,446      3,359

  Provision for loan losses (Note 5) .................       511       279         90
                                                         -------   -------    -------
      Net interest income after provision
        for loan losses ..............................     3,515     3,167      3,269
                                                         -------   -------    -------

Non-interest income:
  Service charges on deposits ........................       815       790        748
  Other service charges and fees, net ................       296       226        178
  Securities gains ...................................      --        --          104
                                                         -------   -------    -------
    Total non-interest income ........................     1,111     1,016      1,030
                                                         -------   -------    -------

Non-interest expense:
  Salaries and employee benefits .....................     2,065     1,911      1,739
  Occupancy expense, net .............................       256       250        271
  Other real estate owned, net .......................         2       (15)        92
  Other (Note 8) .....................................       977     1,009      1,104
                                                         -------   -------    -------
    Total non-interest expense .......................     3,300     3,155      3,206
                                                         -------   -------    -------

  Income before income taxes .........................     1,326     1,028      1,093

Income tax expense (Note 9) ..........................       391       253        264
                                                         -------   -------    -------

      Net income......................................   $   935       775        829
                                                         =======   =======    =======
Earnings per share....................................      0.21      0.15       0.17
                                                         =======   =======    =======
Average outstanding common shares ....................     2,532     2,532      2,616
                                                         =======   =======    =======


  See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


                                                                         DECEMBER 31,
                                                                       1996       1995
                                                                     --------    -------
                                                                        (In thousands)
ASSETS
Cash and due from banks...........................................   $  3,070      2,584
Federal funds sold ...............................................       --        6,300
Investment securities (Note 3) ...................................     25,720     28,800
Loans (Notes 4 & 11) .............................................     51,183     44,144
  Unearned discounts .............................................         (2)        (2)
  Allowance for loan losses (Note 5) .............................       (908)      (538)
                                                                     --------    -------
    Loans, net ...................................................     50,273     43,604

Property and equipment, net (Note 6) .............................      4,077      3,880
Other real estate owned ..........................................         47         63
Accrued interest receivable ......................................        594        589
Accounts receivable ..............................................         80         93
Other assets .....................................................        190        158
                                                                     --------    -------
                                                                     $ 84,051     86,071
                                                                     ========    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Interest bearing (Note 7).......................................     57,506     60,975
  Non-interest bearing ...........................................     15,614     15,295
                                                                     --------    -------
     Total deposits ..............................................     73,120     76,270
                                                                     --------    -------
Deferred income taxes (Note 9 ) ..................................      1,218      1,209
Other liabilities ................................................        890        769
                                                                     --------    -------
     Total liabilities ...........................................     75,228     78,248
                                                                     --------    -------
Commitments and contingencies (Note 12 & 14) .....................       --         --
Stockholders' equity (Note 14):
  Preferred stock, 9% cumulative, nonvoting $30 par
    value, redeemable at the Company's option at par
    plus cumulative unpaid dividends. Cumulative unpaid
    preferred dividends amount to $4,410,450 or $30.38
    per share at December 31, 1996. Authorized 150,000
    shares; issued and outstanding 145,200 shares in 1996
    and 1995. Liquidation preference of $8,766,450 and
    $8,374,410, respectively .....................................      4,356      4,356
  Class B preferred stock, $1 par value.  Authorized
    500,000 shares; non issued or outstanding ....................       --         --
  Common stock, $1 par value.  Authorized 10,000,000
    shares; issued 2,805,385 shares in 1996 and 1995 .............      2,805      2,805
  Additional paid-in capital .....................................      7,358      7,358
  Accumulated deficit ............................................     (4,605)    (5,540)
                                                                     --------    -------
 Net unrealized holding gain (loss) on investment securities
    available-for-sale, net of deferred taxes ....................          6        (59)
                                                                     --------    -------
                                                                        9,920      8,920
                                                                     ========     ======
  Less cost of common stock held in treasury (273,148
    shares in 1996 and 1995) .....................................     (1,097)    (1,097)
                                                                     --------    -------
      Net stockholders' equity ...................................      8,823      7,823
                                                                     --------    -------
                                                                     $ 84,051     86,071
                                                                     ========     ======


  See accompanying notes to consolidated financial statements ....

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                              YEARS ENDED DECEMBER 31,
                                                           1996        1995        1994
                                                         --------    --------    --------
                                                                  (In thousands)
Preferred stock:

  Balance at beginning and end of year ...............   $  4,356       4,356       4,356
                                                         --------    --------    --------

Common stock:

  Balance at beginning and end of year ...............      2,805       2,805       2,805
                                                         --------    --------    --------

Additional paid-in capital:

  Balance at beginning and end of year ...............      7,358       7,358       7,358
                                                         --------    --------    --------

Accumulated deficit:

  Balance at beginning of year .......................     (5,540)     (6,315)     (7,144)
  Net income .........................................        935         775         829
                                                         --------    --------    --------
  Balance at end of year .............................     (4,605)     (5,540)     (6,315)
                                                         --------    --------    --------

Net unrealized holding gain (loss) on investment securities available-for-sale: (Note 3)

  Balance at beginning of year .......................        (59)       (158)       --
  Implementation of change in accounting for
    for investment securities, net of
    deferred taxes ...................................       --          --           170
  Change in net unrealized holding gain (loss)
    on investment securities available-for-sale,
    net of deferred taxes ............................         65          99        (328)
  Balance at end of year .............................          6         (59)       (158)

Treasury stock:

  Balance at beginning of year .......................     (1,097)     (1,097)     (1,086)
  Purchase stock .....................................       --          --           (11)
                                                         --------    --------    --------
  Balance at end of year .............................     (1,097)     (1,097)     (1,097)
                                                         --------    --------    --------

      Net stockholders' equity .......................   $  8,823       7,823       6,949
                                                         ========    ========    ========



See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                      YEARS ENDED DECEMBER 31,
                                                                    1996       1995       1994
                                                                   -------    -------    -------
                                                                           (In thousands)
Cash flows from operating activities:
  Net income ...................................................   $   935        775        829
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation ...............................................       434        416        378
    Provision for loan losses ..................................       511        279         90
    Provision for market decline-other real estate
      owned ....................................................         2          9         85
    Amortization of intangibles included in other
      assets ...................................................      --          147        147
    Amortization of premium, accretion of discounts,
      net ......................................................        85         83        113
    Gain on sale of investment securities ......................      --         --         (104)
    (Decrease) increase in interest payable ....................      (126)       310         29
    (Increase) decrease in interest receivable .................        (5)        23        (75)
    (Increase) decrease in other real estate owned, accounts
      receivable and other assets ..............................        (5)       158        387
    Decrease in deferred income taxes ..........................       (35)       (55)       (15)
    Increase (decrease) in other liabilities ...................       247         34        (17)
                                                                   -------    -------    -------
     Total adjustments .........................................     1,108      1,404      1,018
                                                                   -------    -------    -------
Net cash provided by operating activities ......................     2,043      2,179      1,847
                                                                   -------    -------    -------
Cash flows from investing activities:
  Proceeds from sales of maturities of investment
    securities .................................................     2,518      1,775      3,239
  Proceeds from principal payments on mortgage-
    backed securities ..........................................     2,170      1,789      3,192
  Purchase of investment securities ............................    (1,584)    (1,695)    (7,496)
  Net increase in loans ........................................    (7,180)    (2,482)    (4,982)
  Capital expenditures .........................................      (631)      (245)      (319)
                                                                   -------    -------    -------
Net cash used in investing activities ..........................    (4,707)      (858)    (6,366)
                                                                   -------    -------    -------
Cash flows from financing activities:
  Net (decrease) increase in interest bearing and
    non-interest bearing demand deposits, savings,
    and certificates of deposit ................................    (3,150)     6,623      3,553
  (Decrease) increase in securities sold under
    repurchase agreement .......................................      --       (1,500)     1,500
  Repayment of long-term debt ..................................      --         --         (450)
Purchase of treasury stock .....................................      --         --          (11)
                                                                   -------    -------    -------
Net cash (used in) provided by financing activities ............    (3,150)     5,123      4,592
                                                                   =======    =======    =======
Net (decrease) increase in cash and cash
  equivalents ..................................................    (5,814)     6,444         73

Cash and cash equivalents at beginning of year .................     8,884      2,440      2,367
                                                                   -------    -------    -------
Cash and cash equivalents at end of year .......................   $ 3,070      8,884      2,440
                                                                   -------    -------    -------
Supplemental disclosure of noncash investing activities:
                                                                   -------    -------    -------
  Change in unrealized holding (loss)gain on investment
    securities available-for-sale, net of deferred taxes
    of $44,000 in 1996 and $65,000 in 1995 and
    $(104,000) in 1994 .........................................   $   (65)       (99)       158
                                                                   =======    =======    =======

See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,  1996,  1995  AND  1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    United Oklahoma Bankshares, Inc. (the "Company") and its subsidiaries provide a full range of banking services to individual and corporate customers principally in eastern Oklahoma county. The Company is subject to competition from other financial service companies and financial institutions. The Company is subject to regulations of the Federal Reserve Bank. United Bank (UB) is subject to regulations of the Federal Deposit Insurance Corporation and the Oklahoma State Banking Department. The Company and UB undergo periodic examinations by those regulatory authorities.

    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions relate principally to the determination of the allowance for loan losses and the valuation of assets acquired in foreclosure. The accounting policies for these items and other significant accounting policies are presented below.

    The consolidated financial statements include the accounts of the Company and its subsidiaries, all wholly owned, after elimination of all significant intercompany accounts and transactions.

    CASH AND SHORT TERM INVESTMENTS

    UB is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, l996, was approximately $618,000.

    In making short-term investment decisions, the Company considers its board-approved policies, liquidity needs, potential rate of return, and credit risk. For purposes of evaluating credit risk, the stability of the financial institutions and other entities conducting business with the Company is periodically reviewed.

    The Company had concentrations of credit risk with one financial institution in the form of a correspondent bank account and federal funds sold in the amount of $1,399,000 and $1,912,000 at December 31, 1996 and 1995, respectively. If the financial institution failed to completely perform under the terms of the financial instruments, the exposure for credit loss would be the amount of the financial instruments less the amount covered by the Federal Deposit Insurance Corporation (FDIC) of $100,000.

    For the purposes of the Consolidated Statements of Cash Flows, the Company considers overnight Federal funds sold to be cash equivalents.

    Cash paid for interest was approximately $2,554,000, $2,259,000, and $1,772,000 in 1996, 1995, and 1994, respectively.

    INVESTMENT SECURITIES

    The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at January 1, 1994. Under SFAS No. 115, the Company has classified its debt and marketable equity securities in one of three categories: trading, available-for -sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. No investment securities within the portfolio are considered trading. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in held-to-maturity are classified as available-for-sale.

    Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are not included in earnings and are reported as a separate component of stockholders' equity until realized.

    A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using a method that approximates the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    LOANS AND OTHER REAL ESTATE OWNED

    Loans are generally carried at amounts advanced less payments received. Interest income is recorded on discounted loans by use of a method which produces a reasonable approximation of constant yield on the outstanding principal. Interest income is accrued as earned on non-discounted loans except for loans designated as non-accrual.

    Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days or more with respect to principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

    The allowance for loan losses is maintained at levels which management considers necessary to reflect the credit risks of the loan portfolio. For financial reporting purposes, the provision to be charged as an operating expense is based on an assessment of specific problem loans, local economic conditions, past due loan loss experience, and such other factors which in management's judgment deserve current recognition necessary to maintain the allowance at an adequate level.

    Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." The Company's nonperforming loan policies which address non-accrual loans, meet the definition set forth for "impaired loans" in SFAS No. 114. The Company had no significant impaired loans outstanding in 1995 under the guidelines of SFAS No. 114.

    Under these standards, the 1995 allowance for loan losses related to loans that have been identified as impaired is based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans, or observable market price of the impaired loan. Loans are considered impaired when it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan. The Company recognizes interest income on impaired loans using the same method as that used for non-accrual loans.

    Real estate and other assets acquired through foreclosure are recorded at fair value as of that date. Fair value is based on independent appraisals and other relevant factors. This value becomes the asset's new "cost." After foreclosure, these assets are carried at the lower of "cost" or fair value minus estimated costs to sell. Any subsequent write-downs are charged against non-interest expense. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in non-interest income and expense.

    While management uses all available information to recognize losses on loans and other real estate owned, future losses may become necessary based on changes in economic conditions, particularly in the local economies in which the Company operates. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and carrying values of assets acquired in foreclosure. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense and is computed by use of the straight-line method over the estimated useful lives of the depreciable assets. The estimated useful lives are 2 to 40 years for buildings and improvements, and 3 to 20 years for furniture, fixtures and equipment. Maintenance and repairs are charged directly to expense as incurred while improvements are capitalized. When assets are retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations.

    INCOME TAXES

    The Company files a consolidated income tax return with its subsidiaries. The Company's subsidiaries are charged for income taxes attributable to their taxable income and reimbursed for any tax benefit resulting from their tax losses and tax credits utilized by the Company to reduce consolidated taxable income.

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations.

    SFAS No. 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    COMPUTATION OF EARNINGS PER SHARE

    Earnings per share are based on the weighted average number of shares of common stock outstanding during the year after considering cumulative preferred stock dividends. Cumulative preferred stock dividends accrue annually at approximately $392,000.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the consolidated Company's financial instruments.


                                                                    December 31,
                                                                   (In thousands)
                                                    ----------------------------------------------
                                                           1996                    1995
                                                    CARRYING    ESTIMATED   Carrying   Estimated
                                                      VALUE     FAIR VALUE    value    Fair Value
      Financial Assets
       Cash and due from banks....................   $  3,070      3,070   $  2,584      2,584
       Federal funds sold ........................       --         --        6,300      6,300
       Investment securities .....................     25,720     25,743     28,800     28,830
       Loans .....................................     50,273     49,656     43,604     43,520
       Accrued interest receivable ...............        594        594        589        589
      Financial Liabilities
       Non-interest-bearing deposits .............     15,614     15,614     15,295     15,295
       Interest-bearing deposits .................     57,506     57,415     60,975     61,107
       Accrued interest payable ..................        514        514        640        640
      Off-balance Sheet financial instruments
       Commitments to extend credit ..............       --         --         --         --
       Standby letters of credit .................       --         --         --         --

CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD, ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE

The carrying amounts of these financial instruments approximate fair value due to the short maturity of these financial instruments.

INVESTMENT SECURITIES

The fair value of investment securities, except certain obligations of states and municipalities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain obligations of state and municipalities are not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, installment and credit card loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of loans, except credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using rates of notes of similar terms and type. The fair value of credit card loans are assumed to be at carrying value.

LIABILITIES

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts is equal to the amount payable on demand as of December 31, 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered of similar remaining maturities.

The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of commitments to extend credit and standby letters of credit is considered to be equal to carrying value.

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of particular financial instruments. Because no market exists for the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

3. INVESTMENT SECURITIES

As discussed in note 1, the Company adopted SFAS No. 115 as of January 1, 1994. The net effect of this change in accounting principle of $170,063, net of deferred taxes, was determined as of January 1, 1994, and is reported as a separate component of stockholders' equity.

In December 1995, the Company transferred investments held-to-maturity with a carrying value totaling $21,128,000 to available-for-sale. The securities were transferred at fair value of approximately $21,037,000, resulting in an unrealized loss of $91,000. The transfer occurred as allowed by the Financial Accounting Standards Board's provision that allowed entities to reassess by December 31, 1995, the appropriateness of the classifications of all investment securities. Management believes there has been no permanent impairment in the value of the Company's investment securities.

Investment securities at December 31, 1996 and 1995, consist of (in thousands):

                                                     1996         1995
                                                   --------        ------
          Available-for-sale, at fair value....... $ 24,937        28,009
          Held-to-maturity, at amortized cost......     783           791
                                                   --------        ------
                                                   $ 25,720        28,800
                                                   ========        ======

    The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale and held-to-maturity securities by major security type at December 31, 1996, were as follows (in thousands):

                                    -------------------------------------------
                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized     Fair
                                     Cost       Gains       Losses       Value
                                    -------------------------------------------
Available-for-sale:
   U. S. Treasury securities ....   $  1,093       --            (1)      1,092
   Securities of other U. S .....
     government agencies ........        748          1          (5)        744
   States and municipals ........      8,567         44         (46)      8,565
                                    --------   --------    --------    --------
                                      10,408         45         (52)     10,401
                                    --------   --------    --------    --------
   Mortgage-backed securities ...     14,518        114         (96)     14,536
                                    --------   --------    --------    --------
                                    $ 24,926        159        (148)     24,937
                                    ========   ========    ========    ========
Held-to-Maturity:
   States and municipals ........   $    783         23        --           806
                                    ========   ========    ========    ========


    The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available- for-sale and held-to-maturity securities by major security type at December 31, 1995 were as follows (in thousands):


                                        -------------------------------------------
                                                    Gross       Gross
                                       Amortized  Unrealized  Unrealized     Fair
                                          Cost      Gains       Losses       Value
                                        -------------------------------------------
     Available-for-sale:
       U. S. Treasury securities ....   $  2,094         20        --         2,114
       Securities of other U. S .....
          government agencies .......        747          3          (7)        743
       States and municipals ........      9,074         43         (71)      9,046
                                        --------   --------    --------    --------
                                          11,915         66         (78)     11,903
       Mortgage-backed securities ...     16,192        106        (192)     16,106
                                        --------   --------    --------    --------
                                          28,107        172        (270)     28,009
                                        ========   ========    ========    ========
     Held-to-maturity:
       States and municipals ........        791         30        --           821

    The amortized cost and fair value of investment securities at December 31, 1996, by contractual maturity, in thousands, are shown below. Expected maturities will differ from contractual maturities because issuers of investment securities may have the right to call or prepay obligations.

                                                         Amortized
                                                            Cost    Fair Value
                                                          --------   --------
     Available-for-sale:
        Due in one year or less........................   $    925        925
        Due after one year through five years .........      7,985      7,995
        Due after five years through ten years ........      1,391      1,374
        Due after ten years ...........................        107        107
                                                          --------   --------
                                                            10,408     10,401
        Mortgage-backed securities ....................     14,518     14,536
                                                          --------   --------

                                                          $ 24,926     24,937
                                                          --------   --------
     Held-to-maturity:
       Due after one year through five years...........   $    489        503
       Due after five years through ten years .........        294        303
                                                          --------   --------
                                                          $    783        806
                                                          ========   ========

    There were no sales of investment securities in 1996 or 1995. Proceeds from sales of available-for-sale securities during 1994 were approximately $3,239,000 and the gross realized gains were approximately $104,000. None of the investment securities were sold for losses.

    Investment securities having a carrying value of approximately $9,339,000 and $12,104,000 at December 31, 1996 and 1995, respectively, were pledged to secure public funds on deposit and for other purposes required by law.

    4. Loans

    A summary of the Company's loans is as follows:

                                                         1996       1995
                                                       --------   --------
                                                          (In thousands)
     Commercial, financial and agricultural.........   $ 14,874     11,450
     Real estate-construction ......................      2,467      2,785
     Real estate-mortgage ..........................     23,440     19,662
     Credit card receivables .......................       --          522
     Installment ...................................     10,402      9,725
                                                       --------   --------

           Total loans..............................   $ 51,183     44,144
                                                       ========   ========


    At December 31, 1996 and 1995, loans on which interest had ceased to be accrued approximated $87,000 and $184,000, respectively. Had the accrual status of these been normal, approximately $19,000 and $21,000 of additional interest would have been earned in l996 and l995, respectively. At December 31, 1996 and 1995, there were no commitments to lend additional funds to borrowers with loans on which the accrual of interest has been discontinued.

    At December 31, l996 and l995, loans to executive officers, directors, their immediate families and companies in which they own a significant interest aggregated approximately $215,000 and $80,000, respectively. During 1996 approximately $343,000 of loan advances were made, and repayments totaled $208,000. In management's opinion, such transactions were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk.

    The Company grants commercial, real estate, and consumer loans to customers principally in the state of Oklahoma. Although the Company has a diversified loan portfolio, the majority of its customers consist of individual and corporate borrowers in eastern Oklahoma county.

    Contractual maturity and rate sensitivity distribution of loans at December 31, 1996, is as follows:

                                                                 One year      One to    Over five
                                                                  or less    five years    years       Total
                                                                 ---------   ---------   ---------   ---------
                                                                                 (In thousands)
    Commercial, financial and
      agricultural ...........................................   $   7,851       5,369       1,654      14,874
    Real estate-construction .................................       1,472         527         468       2,467
    Real estate-mortgage .....................................       5,115      14,039       4,286      23,440
    Installment ..............................................       1,599       8,741          62      10,402
                                                                 ---------   ---------   ---------   ---------

         Total ...............................................   $  16,037      28,676       6,470      51,183
                                                                 =========   =========   =========   =========

    Interest sensitivity of loans by contractual maturity:
      Predetermined rate .....................................   $   6,426      21,525       1,235      29,186
      Variable rate ..........................................       9,611       7,151       5,235      21,997
                                                                 ---------   ---------   ---------   ---------

          Total ..............................................   $  16,037      28,676       6,470      51,183
                                                                 =========   =========   =========   =========

    5.  ALLOWANCE FOR LOAN LOSSES

    A summary of transactions in the allowance for loan losses is as follows:


                                           Years ended December 31,
                                        -----------------------------
                                          1996       1995       1994
                                        -------    -------    -------
                                               (In thousands)
    Balance at beginning of year ....   $   538        559        437
    Provisions charged to expense ...       511        279         90
    Recoveries ......................       146         50        123
    Loans charged off ...............      (287)      (350)       (91)
                                        -------    -------    -------

    Balance at end of year ..........   $   908        538        559
                                        =======    =======    =======

    6.  PROPERTY AND EQUIPMENT

    Property and equipment is summarized as follows:

                                         1996      1995
                                       -------   -------
                                         (In thousands)
    Land ...........................   $   751       751
    Bank buildings and equipment ...     5,711     5,681
    Furniture and equipment ........     1,456       861
                                       -------   -------

                                         7,981     7,293
    Less accumulated depreciation ..     3,841     3,413
                                       -------   -------

                                       $ 4,077     3,880
                                       =======   =======

    7.  DEPOSITS

    Included in interest bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1996 and 1995 are as follows:

                                           1996       1995
                                         --------   --------
                                            (In thousands)
    3 months or less .................   $  3,430      5,418
    Over 3 months through 6 months ...        956      1,294
    Over 6 months through 12 months ..      1,056        750
    Over 12 months ...................        212        100
                                         --------   --------

                                         $  5,654      7,562
                                         ========   ========

    The interest expense on these deposits approximated $303,000 and $530,000 for the years ended December 31, 1996 and 1995, respectively.

    At December 31, 1996, the schedule maturities of certificates of deposit are as follows:

                           1997............  $25,401
                           1998............    2,095
                           1999............      163
                                             -------
                                             $27,659
                                             =======

    8.  OTHER NON-INTEREST EXPENSE

                                                     Years ended December 31,
                                                   1996       1995       1994
                                                 --------   --------   --------
                                                          (In thousands)
      Outside service expenses ...............   $    171        157        181
      Advertising and business development ...        151        153        156
      Postage ................................         74         73         65
      Stationery, printing and supplies ......         88         96         83
      Collection expense .....................         22         30         56
      Data processing expense ................        295        113        112
      Other ..................................        176        387        451
                                                 --------   --------   --------

                                                 $    977      1,009      1,104
                                                 ========   ========   ========

    9.  INCOME TAXES

    The components of income taxes are as follows:

                                     Years ended December 31,
                                   -----------------------------
                                    1996       1995       1994
                                   -------    -------    -------
                                          (In thousands)
        Current:
          Federal ..............   $   342        225        228
          State ................        84         54       --
                                              -------    -------
                                       426        279        228
                                   -------    -------    -------
        Deferred:
          Federal ..............       (21)       (22)       (14)
          State ................       (14)        (4)        50
                                   -------    -------    -------
                                       (35)       (26)        36
                                   -------    -------    -------

        Income tax expense .....   $   391        253        264
                                   =======    =======    =======

    The Company's tax provision on income before provision for income taxes differs from a normal 34% tax rate as shown below:


                                                    Years ended December 31,
                                                 -----------------------------
                                                   1996       1995       1994
                                                 -------    -------    -------
                                                         (In thousands)
     Income before income taxes multiplied
       by 34% in 1996, 1995 and 1994 .........   $   451        350        372

       Tax exempt interest ...................      (124)      (132)      (158)
       State income taxes ....................        46         33         33
       Other, net ............................        18          2         17
                                                 -------    -------    -------

                                                 $   391        253        264
                                                 =======    =======    =======

    Cash paid for income taxes was approximately $337,000, $212,000 and $291,000 in 1996, 1995 and 1994, respectively.

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are presented below:

                                                                             1996       1995
                                                                           --------   --------
                                                                              (In thousands)
    Deferred tax assets:
      Other real estate, principally due to charge-offs ................   $      7          6
      Alternative minimum tax credit carryforward ......................       --          100
      Other ............................................................         30         22
                                                                           --------   --------
       Total deferred tax assets .......................................         37        128
                                                                           --------   --------


    Deferred tax liabilities:
      Property and equipment, principally due to difference
       in depreciation .................................................        554        540
      Loans, principally due to allowance for loan losses ..............        696        836
                                                                           --------   --------

      Total deferred tax liabilities ...................................      1,250      1,376

      Net deferred tax liability before net unrealized
        holding gain (loss) on securities available-for-sale.. 1,213 ...      1,248
                                                                           --------   --------

      Net unrealized holding gain (loss) on securities
        available-for-sale .............................................          5        (39)
                                                                           --------   --------

      Net deferred tax liability .......................................      1,218      1,209
                                                                           ========   ========

    A valuation allowance for deferred tax assets was not required as of December 31, 1996, 1995, or 1994 due to management's expectation of the future reversal of deferred tax liabilities.

    10.  EMPLOYEE BENEFIT PLANS

    The Company sponsors a defined contribution 401(k) plan covering substantially all employees under which employees' contributions may be partially matched by the Company. The Company's contributions in 1996, 1995, and 1994 were $50,000, $53,000, and $50,000, respectively.

    11.  RELATIONSHIPS WITH CERTAIN STOCKHOLDERS AND AFFILIATES

    The Company and its subsidiaries, through common owners and/or directors, are considered to be related parties for financial reporting purposes with one other bank holding company and its bank.

    UB sold loan participations to these banks totaling $1,653,000 and $97,000 at December 31, 1996 and 1995, respectively. UB purchased loan participations from these banks totaling $1,496,000 during 1996.

    There is a proposed merger between the Company and Ameribank Corporation (Ameribank) (the majority shareholder of the Company) subject to approval by regulatory authorities. The Merger Agreement provides that, subject to the approval of the Merger Agreement by the Shareholders of the Company and satisfaction of other conditions, the Company will be merged into Ameribank, with Ameribank being the surviving corporation.

    12.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

    The Company is a party to financial instruments with off- balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by one of the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31 are as follows:

                                         1996           1995
                                       ----------    ---------
    Commitments to extend credit.....  $4,962,000    6,496,000
    Standby letters of credit........      86,000      588,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of the collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property and equipment, real estate, livestock, and income producing properties.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. All of the standby letters of credit at December 31, 1996, are short-term guarantees; they expire prior to December 31, 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. When deemed necessary, the Company may hold a variety of collateral to support these commitments similar to the types of collateral held for commitments to extend credit.

13. OPERATING LEASE INCOME

The Company, through its United Del City Tower subsidiary, leases excess office space. Future minimum rentals for non-cancelable office leases, with initial or remaining terms of one year or more consisted of the following at December 31, 1996:

       1997.............................   $  417,000
       1998..............................     191,000
       1999..............................      95,000
       2000..............................      26,000
       2001..............................      12,000

14.  REGULATORY CAPITAL REQUIREMENTS

UB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that, if undertaken could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines that involve quantitative measures of UB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. UB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require UB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that UB meets all capital adequacy requirements to which it is subject.

As of December 31, 1996 and 1995, the most recent notification from the FDIC categorized UB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized UB must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed UB's category.

UB's actual capital amounts (in thousands) and ratios are also presented in the following table:

                                                                                                Capitalized Under
                                                                            For Capital         Prompt Corrective
                                                        Actual           Adequacy Purposes      Action Provision
                                                  Amount      Ratio      Amount     Ratio       Amount      Ratio
                                                 --------   --------    --------   --------    --------   --------
As of December 31, 1996:
  Total capital (to risk weighted assets) ....   $  9,720      16.09%   $  4,833       8.00%   $  6,041      10.00%

  Tier I Capital (to risk weighted assets) ...      8,812      14.59%      2,416       4.00%      3,625       6.00%

  Tier I Capital (to average assets) .........      8,812      10.34%      3,413       4.00%      4,267       5.00%


As of December 31, 1995:
  Total Capital (to risk weighted assets) ....      8,309      15.28%      4,351       8.00%      5,438      10.00%

  Tier I Capital (to risk weighted assets) ...      7,770      14.29%      2,175       4.00%      3,263       6.00%

  Tier I Capital (to average assets) .........      7,770       9.48%      3,281       4.00%      4,101       5.00%

According to current regulations, the capital requirements of a bank holding company are applied on a bank only basis if the bank holding company has consolidated assets of less than $150 million. Since the Company's consolidated assets at December 31, 1996 and 1995, were less than $150 million, a separate calculation of capital requirements was not required.

The payment of dividends by UB is restricted by regulatory capital requirements to current year earnings plus undistributed earnings from the two previous years.

15. PARENT COMPANY FINANCIAL STATEMENTS

Following are the condensed financial statements for United Oklahoma Bankshares, Inc. (Parent Company only):

                            STATEMENT OF OPERATIONS

                                                                            Years ended December 31,
                                                                     -----------------------------------
                                                                       1996         1995         1994
                                                                     ---------    ---------    ---------
                                                                                (In thousands)
    Income:
      Dividend from UB ...........................................   $    --           --            275
      Interest ...................................................           4           40            8
                                                                     ---------    ---------    ---------
        Total ....................................................           4           40          283
                                                                     ---------    ---------    ---------

    Expenses:
      Interest ...................................................        --           --              6
      Other ......................................................          78           20           20
                                                                     ---------    ---------    ---------
        Total ....................................................          78           20           26
                                                                     ---------    ---------    ---------

    Income (loss) before income taxes and undistributed income
      of subsidiaries ............................................         (74)          20          257
    Income tax (expense) benefit .................................          32           (8)           7
                                                                     ---------    ---------    ---------
    Income (loss) before undistributed income of
      subsidiaries ...............................................         (42)          12          264
    Equity in undistributed income of subsidiaries ...............         977          763          565
                                                                     ---------    ---------    ---------

          Net income .............................................   $     935          775          829
                                                                     =========    =========    =========



                                 BALANCE SHEETS

                                                                           December 31,
                                                                     ----------------------
                                                                       1996         1995
                                                                     ---------    ---------
                                                                           (In thousands)
   ASSETS

   Cash and cash equivalents .....................................   $      79          163
    Investment in UB at equity ...................................       8,812        7,770
    Other assets .................................................          60           61
                                                                     ---------    ---------
                                                                     $   8,951        7,994
                                                                     =========    =========
   LIABILITIES AND STOCKHOLDERS' EQUITY

   Accrued expenses and other liabilities, principally
     deferred income taxes .......................................   $     128          171
                                                                     ---------    ---------
         Total liabilities .......................................         128          171
                                                                     ---------    ---------
   Preferred stock ...............................................       4,356        4,356
   Common stock ..................................................       2,805        2,805
   Additional paid-in capital ....................................       7,358        7,358
                                                                     ---------    ---------
   Accumulated deficit ...........................................      (4,605)      (5,540)
   Net unrealized holding gain (loss) on investment securities
     available-for-sale held by UB, net of deferred taxes ........           6          (59)
                                                                     ---------    ---------
                                                                         9,920        8,920

   Less cost of common stock held in treasury ....................      (1,097)      (1,097)
                                                                     ---------    ---------
        Net stockholders' equity .................................       8,823        7,823
                                                                     ---------    ---------
                                                                     $   8,951        7,994
                                                                     =========    =========

                            STATEMENTS OF CASH FLOWS

                                                                    Years ended December 31,
                                                                   --------------------------
                                                                    1996      1995      1994
                                                                   ------    ------    ------
                                                                          (In thousands)
    Cash flows from operating activities:
      Net income ...............................................   $  935       775       829
        Adjustments to reconcile net income to
         net cash (used in) provided by operating activities:
        Equity in undistributed income of
         subsidiaries ..........................................     (977)     (763)     (565)
        Decrease (increase) in other assets ....................        1        (1)     --
        (Decrease) increase in other liabilities ...............      (43)       84       (94)
             Total adjustments..................................   (1,019)     (680)     (659)
                                                                   ------    ------    ------

    Net cash (used in) provided by operating activities ........      (84)       95       170
                                                                   ------    ------    ------

    Cash flows from financing activities:
      Purchase of treasury stock ...............................     --        --         (11)
      Repayment of long-term debt ..............................     --        --        (450)
                                                                   ------    ------    ------
    Net cash used in financing .................................     --        --        (461)
                                                                   ------    ------    ------

    Net (decrease) increase in cash and cash equiv .............      (84)       95      (291)
                                                                   ------    ------    ------

    Cash and cash equivalents at beginning of year .............      163        68       359
                                                                   ------    ------    ------

    Cash and cash equivalents at end of year ...................   $   79       163        68
                                                                   ======    ======    ======

INDEPENDENT AUDITORS' REPORT
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES


The Board of Directors and Stockholders
United Oklahoma Bankshares, Inc.:

     We have audited the accompanying consolidated balance sheets of United Oklahoma Bankshares, Inc. and subsidiaries (the Company) as of December 31, l996 and l995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, l996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Oklahoma Bankshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                        KPMG Peat Marwick LLP



Oklahoma City, Oklahoma
March 18, 1997

 SELECTED STATISTICAL INFORMATION
 UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

 CONDENSED AVERAGE BALANCE SHEETS


                                                                 YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------------
                                                           1996                         1995
                                                   ---------------------     --------------------------
                                                                    (In thousands)
 AVERAGE ASSETS:
   Cash and due from banks .....................   $  2,873         3.37%    $  2,630              3.21%
   Federal funds sold ..........................      2,928         3.43        3,022              3.68
   Investment securities .......................     27,900        32.70       30,437             37.11
   Loans .......................................     47,542        55.72       41,444             50.53
   Less:  Allowance for loans losses ...........       (736)       (0.86)        (568)            (0.69)
   Property and equipment, net .................      3,892         4.55        3,966              4.84
   Accrued interest and other assets ...........        930         1.09        1,093              1.32
                                                   --------     --------     --------          --------
                                                   $ 85,329       100.00%    $ 82,024            100.00%
                                                   ========     ========     ========          ========
AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY:
   Deposits:
     Demand:
       Individuals, partnerships and
          corporations .........................   $ 17,118        20.06     $ 14,287             17.42
     Money market checking .....................      9,747        11.43        9,129             11.13
     Savings and money market savings ..........     20,735        24.30       17,424             21.24
     Time ......................................     27,627        32.38       31,864             38.85
                                                   --------     --------     --------          --------
       Total deposits ..........................     75,227        88.17       72,704             88.64
   Short-term borrowings .......................         11         0.01           89              0.11
   Accrued interest and other liabilities ......      1,864         2.18        1,846              2.25
                                                   --------     --------     --------          --------
       Total liabilities .......................     77,102        90.36       74,639             91.00
                                                   --------     --------     --------          --------

   Stockholders' equity:
     Preferred stock ...........................      4,356         5.10        4,356              5.31
     Common stock ..............................      2,805         3.29        2,805              3.42
     Additional paid-in capital ................      7,358         8.62        7,358              8.97
     Accumulated deficit .......................     (5,037)       (5.90)      (5,926)            (7.22)
     Net unrealized holding loss on
       investment securities available-for-
       sale, net of deferred taxes .............       (158)       (0.18)        (111)            (0.14)
                                                   --------     --------     --------          --------
                                                      9,324        10.93        8,482             10.34
     Less cost of common stock held in
       treasury ................................     (1,097)       (1.29)      (1,097)            (1.34)
                                                   --------     --------     --------          --------
         Net stockholders' equity ..............      8,227         9.64        7,385              9.00
                                                   --------     --------     --------          --------
                                                   $ 85,329       100.00%    $ 82,024            100.00%
                                                   ========     ========     ========          ========

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF NET INTEREST INCOME


                                                          YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                                    1996                           1995
                                      ------------------------------------------------------------
                                      Average     Income/      Yield/   Average   Income/    Yield/
                                      Balance     Expense      Rate     Balance   Expense     Rate
                                      ------------------------------------------------------------
                                                             (IN THOUSANDS)
Earning assets:
  Investment securities(1):
    Taxable .......................   $18,403      1,148       6.24%   $20,587     1,309      6.36%
    Nontaxable ....................     9,761        419       4.29     10,036       429      4.27
                                      -------      -----       ----     ------     -----      ----
                                       28,164      1,567       5.56     30,623     1,738      5.68
  Federal funds sold ..............     2,928        155       5.29      3,022       176      5.82

  Loans, net of unearned
    discount(2) ...................    47,542      4,732       9.95     41,444     4,101      9.90
                                      -------      -----       ----     ------     -----      ----
     Total earning assets/
      total interest income .......   $78,634      6,454       8.21     75,089     6,015      8.01%
                                      =======      =====       ====     ======     =====      ====

Interest bearing liabilities:
  Interest bearing deposits .......   $58,109      2,427       4.18     58,417     2,564      4.39%
  Short-term borrowings ...........        11          1       9.09         89         5      5.62
    Long-term debt
    Total interest bearing
       liabilities/total
       interest expense ...........   $58,120      2,428       4.18     58,506     2,569      4.39%
                                      =======      =====       ====     ======     =====      ====
  Differentials/net interest
    income ........................   $20,514      4,026       4.03     16,583     3,446      3.62%
                                      =======      =====       ====     ======     =====      ====

    Net interest income as
     reported/interest
     earning assets ...............                            5.12%                          4.59%
                                                               ====                           ====

(1)  The amortized cost is used in the average balance calculation.

(2) Loans classified as non-accruing are included in the average balance calculation.

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

LOAN CONCENTRATIONS

                                               December 31, 1996
                                             ---------------------
                                                           Percent
                                              Amount      of Total
                                             ---------------------
                                                 (In thousands)
                                             ---------------------
Commercial, financial and agricultural ...   $  14,874       29.06%
Real estate-construction .................       2,467        4.82
Real estate-mortgage .....................      23,440       45.80
Installment ..............................      10,402       20.32
                                             ---------   ---------
     Total loans .........................   $  51,183      100.00%
                                             =========   =========

--------------------

Participations purchased amounting to $3,988,000 at December 31, 1996 are included in commercial. In addition, it should be noted that certain commercial loans may be secured by real estate.


SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                                         Years ended December 31,
                                                         -----------------------
                                                           1996          1995
                                                         ---------     ---------
                                                             (In thousands)
Balance at beginning of year .........................   $     538           559
Charge-offs:
  Commercial, financial and agricultural .............        (206)         (176)
  Installment ........................................         (81)         (174)
                                                         ---------     ---------
            Total charge-offs ........................        (287)         (350)
                                                         ---------     ---------

Recoveries:
  Commercial, financial and agricultural .............         139            42
  Installment ........................................           7             8
                                                         ---------     ---------
            Total recoveries .........................         146            50
                                                         ---------     ---------

Net (charge-offs) recoveries .........................        (141)         (300)

Additions charged to operating expense ...............         511           279
                                                         ---------     ---------

Balance at end of year ...............................   $     908           538
                                                         =========     =========


Total average loans, net of unearned discount ........   $  47,542        41,444
                                                         =========     =========

Ratio of net charge-offs (recoveries) to total
  average loans, net of unearned discount ............        0.30%         0.72%
                                                         =========     =========


Total loans, net of unearned discount ................   $  51,183        44,142
                                                         =========     =========

Ratio of allowance for loan losses to total loans,
  net of unearned discount ...........................        1.77%         1.22%
                                                         =========     =========

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                -----------------------------------------
                                                          YEARS ENDED DECEMBER 31,
                                                -----------------------------------------
                                                           1996                  1995
                                                -----------------------------------------
                                                         % OF LOANS           % of Loans
                                                          IN EACH              in each
                                                 AMOUNT   CATEGORY    Amount   category
                                                -------   -------    -------   ---------
                                                     (In thousands)

 Commercial, financial and agricultural .....   $   408     29.06%   $   187     25.94%
 Real estate-construction ...................      --        4.82       --        6.31
 Real estate-mortgage .......................        68     45.80          5     44.54
 Credit card receivables and installment ....      --       20.32       --       23.21
                                                -------   -------    -------   -------
    Total ...................................       476    100.00%       192    100.00%
                                                          =======              =======

 Unallocated ................................       432                  346
                                                -------              -------

    Total allowance .........................   $   908              $   538
                                                =======              =======

------------------------

The basis of allocation of the allowance for loan losses is a review of individual loans, based on the bank's credit review and grading system, for possible exposure to loss, except for installment loans whose allocation is based primarily on historical net charge-off experience. The unallocated portion of the allowance provides for unforeseen credit risk exposure. The specific allocation of the allowance, therefore, represents only a numerical evaluation of identified risks in the portfolio at a point in time and does not necessarily represent anticipated charge-offs.

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES


                                     Within 1 year      After 1 year But      After 5 years
                                                            within              But Within           After
                                                           5 years             10 years             10 years              Total
                                    Amount    Yield     Amount    Yield     Amount    Yield     Amount    Yield    Amount      Yield
                                   -------     ----    -------     ----    -------     ----    -------     ----    -------     ----
December 31, 1996 (1)                                                         (In thousands)
U. S. Treasury securities ......   $ 1,093     5.50%   $  --       --      $  --        - %    $  --        - %    $ 1,093     5.50%
Securities of other U. S .......
government agencies ............      --       --          748     5.75       --       --         --       --          748     5.75
Mortgage-backed securities .....      --       --         --       --         --       --         --       --       14,518     6.97
State & municipals .............       925     3.36      6,633     4.87      1,685     4.82        107     4.25      9,350     4.70
                                   ------------------------------------------------------------------------------------------------
Total amount/yield .............   $   925     3.36%   $ 8,474     5.03%   $ 1,685     4.82%   $   107     4.25%   $25,709     5.70%
                                   ================================================================================================
Average maturity (in years)* ...                                                                                              13.75

December 31, 1995 (1)
U. S. Treasury securities ......   $ 1,003     6.70%   $ 1,091     5.50%   $  --        - %    $  --        - %    $ 2,094     6.08%
Other U. S. government
agencies .......................      --       --          747     5.75       --       --         --       --          747     5.75
Mortgage-backed securities .....      --       --         --       --         --       --         --       --       16,192     6.50
State & municipals .............       492     3.46      5,828     4.23      3,324     4.58        221     4.13      9,865     4.31
                                   ------------------------------------------------------------------------------------------------
Total amount /yield ............   $ 1,495     5.63%   $ 7,666     4.56%   $ 3,324     4.58%   $   221     4.13%   $28,898     5.70%
                                   ------------------------------------------------------------------------------------------------
Average maturity (in years)* ...                                                                                              14.70

----------------

*Includes contractual maturities of mortgage-backed securities which may vary significantly from actual cash flows due to prepayments.

(1)  The amortized cost of investment securities are represented in this table.

DISTRIBUTION OF AVERAGE DEPOSITS


                                                   --------------------------------------
                                                          Years ended December 31,
                                                   --------------------------------------
                                                          1996              1995
                                                   -----------------    -----------------
                                                          Average               Average
                                                   -----------------    -----------------
                                                    Amount     Rate      Amount    Rate
                                                   -------   -------    -------   -------
                                                               (In thousands)
Demand:
  Individuals, partnerships and corporations ...   $17,118       - %    $14,287       - %
NOW and money market checking ..................     9,747      2.45      9,129      2.57
Savings and money market savings ...............    20,735      3.44     17,424      3.03
Time of less than $100,000 .....................    21,880      5.36     22,213      5.72
Time of $100,000 or more .......................     5,747      5.29      9,651      5.49
                                                   -------   -------    -------   -------

     TOTAL .....................................   $75,227      3.23%   $72,704      3.53%
                                                   =======   =======    =======   =======

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

SHORT-TERM BORROWINGS

The following table summarizes information with respect to certain short-term borrowings for the years indicated.

                                                    Amount Outstanding                    Average Amount
                                                       End of Year         Maximum            Outstanding
                                                  ----------------------    Amount     ---------------------
                                                                Average   Outstanding               Average
                                                               Interest      at any                Interest
                                                   Amount        Rate      Month End     Amount      Rate
                                                  ----------------------------------------------------------
                                                                                                        1996
Federal funds purchased and securities sold ...   $    --           - %    $    --     $      11        5.54%
                                                  =========   =========    =========   =========   =========

                                                                                                        1995
Federal funds purchased and securities sold ...   $    --           - %    $    --     $      89        5.58%
                                                  =========   =========    =========   =========   =========

                                                                                                        1994
Federal funds purchased and securities sold ...   $   1,500        6.13%   $   1,500   $      79        4.26%
                                                  =========   =========    =========   =========   =========

-------------------

RETURN ON EQUITY AND ASSETS


                                                   Years ended December 31,
                                                -----------------------------
                                                 1996       1995       1994
                                                -------    -------    -------
Ratio of net income to:
  Average earning assets ....................      1.19%      1.03%      1.18%
  Average total assets ......................      1.10       0.94       1.06
  Average stockholders' equity ..............     11.37      10.49      12.46

Ratio of average stockholders' equity to:
  Average total assets ......................      9.64       9.00       8.51
  Average total loans .......................     17.30      17.82      17.86

Dividend payment ratio ......................       N/A        N/A        N/A

  DIRECTORS AND EXECUTIVE OFFICERS
  UNITED OKLAHOMA BANKSHARES, INC.


  GEORGE N. COOK, 51. Chairman of the Board. Mr. Cook also serves as President and Chief Executive Officer of American National Bank and Director of Ameribank Corporation. Mr. Cook is also a director of United Bank and its subsidiaries and the First National Bank of Medicine Lodge, Kansas.

  D. WESLEY SCHUBERT, 44. President of the Company. Mr. Schubert is a Certified Public Accountant. Mr. Schubert has been the Vice Chairman of American National Bank and Vice President of Ameribank Corporation since 1991. Mr. Schubert also serves as a director of United Bank and director of First National Bank of Medicine Lodge, Kansas.

  J. MICHAEL ADCOCK, 48. Secretary of the Company. Mr. Adcock also serves as a member of the Board of Directors of Grant Geophysical Inc., Ameribank Corporation, American National Bank, First National Bank of Medicine Lodge, Kansas, and United Bank and its subsidiaries. Mr. Adcock is in the private practice of law.

  JUNE A. O'STEEN, 60. Executive Vice President of UB, and Principal Accountant for the Company since June, 1989. Prior to that time Ms. O'Steen was Senior Vice President and General Auditor of UB, since 1984, and the Company, since 1980.

  DAVID NICHOLS, 66. Advisory director of the Company. Mr. Nichols currently serves as Director, Loan Committee member and Chairman of the Board of First State Bank, Kansas City, Kansas. Mr. Nichols also serves as director of Concorde Career Colleges, Inc. of Kansas City, Missouri
     (a NASDAQ company).

EXECUTIVE COMPENSATION

    Directors. Non-management directors of UB received $400 for Board meetings held during the year. In 1996, management UB Directors received $300 for every Board meeting attended. Company directors received $200 for each meeting attended. Company special committee Directors received $1,000 for each meeting attended.

    Executive Officers. There were no officers whose compensation exceeded $100,000 during 1996. However, the total cash compensation paid to the Company's Chairman of the Board and Chief Executive Officer and to each of the Company's and its subsidiaries' most highly compensated executive officers whose cash compensation exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries in the two preceeding years ended December 31, 1995 and 1994 is as follows.

    The Company qualifies as a Small Business Issuer as defined under applicable regulations of the Securities and Exchange Commission. Therefore, only that information as to executive compensation required of Small Business Issuers is presented.


                                Annual Compensation

Name and Principal position      Year       Salary $      Bonus $    All other $
William P Dowling,               1995        109,500       300         62,827
President/CEO of the Bank        1994        106,600       300          4,797

SECURITY OWNERSHIP BY MANAGEMENT

The following table sets forth the beneficial ownership by management of the Company's common and 9% preferred stock, which are the only classes of capital stock of the Company outstanding, as of December 31, 1996, together with the percentage of the outstanding shares of each class so owned by each director, and by all officers and directors of the Company and its subsidiaries as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the indicated shares. The preferred stock does not carry voting rights.


   Name of                        Beneficial Ownership                    Percent of Class
Beneficial  Owner            Common                 9% Preferred      Common   9% Preferred
--------------------------------------------------------------------------------------------
George N. Cook, Jr.     Right to acquire*       Right to acquire*
                             254,666                 21,068            10.06%        14.51%


D. Wesley Schubert      Right to acquire*       Right to acquire*
                             254,666                 21,068            10.06%        14.51%

All officers and
directors as a group         792,521                 51,927            30.18%        43.53%

------------------------

*    Ameribank Corporation and Messrs. George N. Cook, D. Wesley Schubert and
     J. Michael Adcock have entered into a Stock Purchase Agreement, dated November 3, 1995, which provides that Ameribank will sell to each of Messrs. Cook, Schubert and Adcock 16.33% of the total number of shares of Common Stock and 9% Cumulative Non-Voting Preferred Stock which Ameribank owns or acquires in future purchases. The terms provide that the purchase price for such stock shall be the price at which Ameribank acquired the shares plus interest, accrued from the date of acquisition of such stock to the closing of the purchase contemplated by the agreement, at a rate equal to the base rate of interest of Chase Manhattan Bank, N.A. from time to time. The consummation of the transactions are subject to (1) approval from the Board of Governors of the Federal Reserve System; (2) the entering into by the parties of a Shareholders' Agreement restricting the future transfer of the stock by Messrs. Adcock, Schubert and Cook; and (3) the entering into by the parties of a Voting Trust Agreement appointing Ameribank as trustee to vote the shares of Common Stock. On November 27, 1996, Mr. Adcock entered into an agreement with his wife Mrs. Adcock, transferring to her his rights to purchase shares of the Company under the Stock Purchase Agreement. Mrs. Adcock is the daughter of Mr. Bodard, the sole shareholder of Ameribank. Messrs. Cook and Shubert and Mrs. Adcock have entered into an Addendum to the Stock Purchase Agreement with Ameribank dated January 27, 1997, whereby Ameribank agrees that if the Merger is consummated, Ameribank will sell to each of Messrs. Cook and Schubert and Mrs. Adcock 16.33% of the total number of shares of common stock outstanding of United at a price per share equal to the total consideration, plus costs and interest paid by Ameribank for the Stock, divided by the total number of outstanding shares of common stock of United, and on the same terms and subject to the same conditions as previously agreed.

SECURITY   OWNERSHIP   OF  CERTAIN  BENEFICIAL   OWNERS   AND
MANAGEMENT

The following table shows the name and address of each shareholder who beneficially owns more than 5% of the Company's common stock, the number of shares beneficially owned by each, and the percentage of outstanding common stock so owned as of December 31, 1996. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares beneficially owned.


                                                 Amount and Nature of    Percent
Title of Class    Name and Address               Beneficial Ownership   of Class(1)
Common    Ameribank Corporation                    1,559,498             61.58%
          201 N Broadway
          Shawnee, OK  74801

Common    Dona B. Adcock                           Right to acquire*
          201 N. Broadway                            254,666             10.06%
          Shawnee, OK  74801

Common    Robert  B.  Krumme                         238,492**             9.4%
          P. O. Box 1020
          Bristow, OK  74010

Preferred Ameribank Corporation                      129,016             88.85%
          201 N. Broadway
          Shawnee, Ok   74801

Preferred Dona B. Adcock                           Right to acquire*
          201 N. Broadway                             21,068             14.51%
          Shawnee, OK   74801

------------------------

(1) All percentages were calculated after excluding shares held in treasury stock.

*    See note at page 44

** The number of shares of Common Stock includes 106,796 shares held by Sooner Southwest Bankshares and 121,696 shares held by Illinois Refining Company, of which Mr. Krumme claims beneficial ownership.

CERTAIN TRANSACTIONS


In the ordinary course of business, UB has had banking transactions with some of the directors, executive officers and controlling shareholders of the Company. All such loans are and have been made in compliance with applicable laws, in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of such loans involved more than the normal risk of collectibility or presented any other unfavorable features.
interest in the transaction or loan.

All transactions entered into between the Company or UB and any officer, director or controlling shareholder of the Company are made on terms no less favorable to the Company or the Bank than could be obtained from unaffiliated parties. It is the policy of the Company that transactions with and loans to officers and directors be approved by a majority of the directors of the Company other than those with an interest in the transaction or loan.

                             SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        UNITED OKLAHOMA BANKSHARES, INC.


                                        By:/s/ George N. Cook
                                           ------------------------------
                                           George N. Cook, Chairman


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


SIGNATURE                      TITLE                      DATE

/s/ George N. Cook             Chairman of the Board
-------------------------
George N. cook

/s/ June A. O'Steen            Principal Accountant         March 24, 1997
-------------------------
June A. O'Steen

/s/ D. Wesley Schubert         President
-------------------------
D. Wesley Schubert

/s/ J. Michael Adcock          Secretary
-------------------------
J. Michael Adcock

*By:  /s/ George N. Cook
    ---------------------
       George N. Cook


*  As attorney-in-fact pursuant to Power
   of attorney filed as exhibit 25

FORM 10-K CROSS REFERENCE SECTION

                                                                       PAGE
                                                                       ----
Part I    Item 1  Business..............................................2
          Item 2  Properties............................................2
          Item 3  Legal Proceedings.....................................2
          Item 4  Submission of Matters to a Vote of Security Holders
                         (during the fourth quarter of 1996)............*

Part II   Item 5  Market for the Company's Common Stock and Related
                         Stockholders Matters...........................2
          Item 6  Selected Financial Data...............................3
          Item 7  Management's Discussion and Analysis of Financial
                         Condition and Results of Operations............4-11
          Item 8  Financial Statements and Supplementary Data...........12-41
          Item 9  Disagreements on Accounting and Financial Disclosure..  *

Part III  Item 10 Directors and Executive Officers and Corporations.....42
          Item 11 Executive Compensation................................43
          Item 12 Security Ownership of Certain Beneficial Owners and
                          Management....................................44
          Item 13 Certain Relationships and Related Transactions........45

Part IV   Item 14 Exhibits, Financial Statement Schedules, and Reports
                           on Form 8-K..................................
                  (a) (1) Financial Statements:
                          o  Independent Auditors' Report...............34
                          o  Consolidated Statements of Operations-
                             years ended December 31, 1996, 1995, 1994..12
                          o  Consolidated Balance Sheets
                             December 31, 1996 and 1995.................13
                          o  Consolidated Statements of Changes in
                             Stockholders' Equity-years ended December
                             31, 1996, 1995, and 1994...................14
                          o  Consolidated Statements of Cash Flows-years
                             ended December 31, 1996, 1995 and 1994.....15
                          o  Notes to Consolidated Financial Statements-
                             years ended December 31, 1996, 1995, 1994..16-33

                       (2) Financial Statement Schedules:
                          o  All schedules normally required by Form
                             10-K are omitted since they are either not
                             applicable or the required information is
                             shown in the consolidated financial
                             statements or the notes thereto............


                      (a) (3)  Exhibits:


                     Exhibit No.                                                PAGE
                     -----------                                                ----
                       3  Articles of incorporation and bylaws (filed as        **
                          Exhibit 3(a) and 3(b) to Company's registration
                          Statement No. 2-85935, "Registration Statement")
                       4  Instruments defining the rights of security
                          holders, including indentures (filed as Exhibit
                          3(a) to Company's registration Statement)             **
                      10  Material Contracts:
                          (a)  United Oklahoma Bankshares, Inc. Incentive       **
                               Stock Option Plan of 1982 (filed as Exhibit
                               10(a) to Company's Registration Statement)
                          (b)  Forms of United Oklahoma Bankshares, Inc.        **
                               Incentive Stock Option Agreements (filed
                               as Exhibit 10(b) to Company's registration
                               Statement)
                          (c)  United Oklahoma Bankshares, Inc. Employee        **
                               Stock Ownership Plan and Trust of 1982
                               (filed as Exhibit 10(c) to Company's
                               Registration Statement)
                          (d)  Stockholders' resolutions establishing United
                               Oklahoma Bankshares Employees' Stock Purchase
                               Plan of 1983 (filed as Exhibit 10(d) to
                               Company's registration Statement)
                          (e)  Form of agreements relating to stock purchased
                               under the United Oklahoma Bankshares **
                               Employees' Stock Purchase Plan of 1983 (filed as
                               Exhibit 10(e) to Company's Registration
                               Statement)
                          (f)  Letter Agreement, dated April 26, 1982,          **
                               between United Oklahoma Bankshares, Inc.
                               and Fort Worth National Bank, as amended
                               (filed as Exhibit 10(1) to Company's
                               Registration Statement)
                          (g)  Promissory Note and Security Agreement           **
                               dated April 29, 1982, between United
                               Oklahoma Bankshares, Inc. Employee Stock
                               Ownership Plan and Trust of 1982 and The
                               Fort Worth National Bank (filed as Exhibit
                               10 (m) to Company's Registration Statement)

          (a) (3) Exhibits:


                        EXHIBIT NO.                                           PAGE
                        -----------                                           ----
                           10    Material contracts:
                                 (h)  Deposit Insurance Transfers and           **
                                      Asset Purchase Agreement, dated
                                      May 11, 1984, between United
                                      Oklahoma Bankshares, Inc., as agent
                                      for United Del City Bank, and the
                                      Federal Deposit Insurance Corporation
                                      (filed as Exhibit to Form 8-K dated
                                      May 25, 1984)
                                 (i)  Stock Purchase Agreement between
                                      United Del City Bank and United
                                      Oklahoma Bank (filed as Exhibit 10        **
                                      to Form 10-K dated December 31, 1986)
                                 (j)  Accounts Receivable Purchase Agreement
                                      between United Del City Bank and
                                      United Oklahoma Bank (filed as Exhibit
                                      to Form 10-K dated December 31, 1986)     **

                              27      Financial Data Schedule                   **

                    22     Subsidiaries of Company                              51
                    25     Power of Attorney                                   52,53
               (b)  Reports on Form 8-K                                         54

*    Not Applicable
**   Included in previous filings

                               SUBSIDIARIES

The Company has two wholly owned subsidiaries, United Bank and United Loan and Thrift Company, Inc. The following corporations are wholly owned subsidiaries of United Bank:

                                    United Del City Tower Inc.
                                    4600 Corporation

                              POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS:

That each of the undersigned do hereby constitute and appoint George N. Cook his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, and in any and all capacities to execute and sign Annual Report on Form 10-K for the 1995 fiscal year of United Oklahoma Bankshares, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

        DATED THIS 24th day of March, 1997.



                                     /s/ George N. Cook
                                     ---------------------------------------
                                     George N. Cook



                                     /s/ D. Wesley Schubert
                                     ---------------------------------------
                                     D. Wesley Schubert



                                     /s/ J. Michael Adcock
                                     ---------------------------------------
                                     J. Michael Adcock



STATE OF OKLAHOMA  )
                   ) ss.
COUNTY OF OKLAHOMA )

The foregoing instrument was acknowledged before me this 24th day of March, 1997, by George N. Cook.



                                     /s/Kathleen A. Rudd
                                     ---------------------------------------
My commission expires:               Notary  Public

June 6, 1998


STATE OF OKLAHOMA  )
                   ) ss.
COUNTY OF OKLAHOMA )

The foregoing instrument was acknowledged before me this 24th day of March, 1997, by D. Wesley Schubert.


                                     /s/Kathleen A. Rudd
                                     ---------------------------------------
My commission expires:               Notary  Public

June 6, 1998


STATE OF OKLAHOMA )
                  ) ss.
COUNTY OF OKLAHOMA)

    The foregoing instrument was acknowledged before me this 24th day of March, 1997, by J. Michael Adcock.


                                     /s/Kathleen A. Rudd
                                     ---------------------------------------
My commission expires:               Notary  Public

June 6, 1998


 STATE OF OKLAHOMA  )
                    ) ss.
 COUNTY OF OKLAHOMA )

REPORTS ON FORM 8-K

  The Company filed a report on Form 8-K during the fourth quarter of 1996.